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                               FIRST AMENDMENT TO
                       HUTCHINSON TECHNOLOGY INCORPORATED
                                CREDIT AGREEMENT


     This First Amendment (the "AMENDMENT") is entered into as of June 22, 1996 by and between HUTCHINSON TECHNOLOGY INCORPORATED (the "BORROWER") and THE FIRST NATIONAL BANK OF CHICAGO, as Agent (in such capacity, the "AGENT") and Lender. The parties hereto agree as follows:

     WHEREAS, the Borrower, the Agent, and the Lender have entered into that certain Credit Agreement dated as of December 8, 1995 (the "AGREEMENT"); and

     WHEREAS, the parties thereto desire to amend the Agreement in certain respects more fully described hereinafter;

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1. DEFINED TERMS. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings attributed to them in the Agreement.

     2.   AMENDMENT OF AGREEMENT.  The Agreement is hereby amended as follows:

          2.1. The definition of "Capital Expenditures" set forth in Article I (DEFINITIONS) is deleted in its entirety and the following is inserted in lieu thereof:

               "'Capital Expenditures' means, for any period, the net additions to property, plant and equipment and other capital expenditures of the Borrower and its Subsidiaries for such period (including any such addition by way of acquisition of or investment in a Person, to the extent reflected as an addition to property, plant and equipment), as the same are or would be set forth in a consolidated statement of cash flows of the Borrower and its Subsidiaries for such period."

          2.2. The definition of "Fixed Charge Coverage Ratio" set forth in
     Article I (DEFINITIONS) is deleted in its entirety and the following is inserted in lieu thereof:

               "'Fixed Charge Coverage Ratio' means, as of the fiscal quarter-end of determination thereof, the ratio of (i) the sum of earnings before Interest Expense, taxes, and non-cash charges other than depreciation and amortization (determined in accordance with Agreement Accounting Principles) and Rentals, all for the most recently ended twelve-month period, to (ii) the sum of payments of Interest Expense and Rentals, both for the most recently ended



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          twelve-month period, and current maturities of long-term debt as of such fiscal quarter-end; all calculated for the Borrower and its Subsidiaries on a consolidated basis."

          2.3. Section 6.11(ix) (INDEBTEDNESS) is deleted in its entirety and the following is inserted in lieu thereof:

               "(ix) Additional Indebtedness not otherwise permitted under this Section 6.11 in an aggregate amount not exceeding $50,000,000 at any one time outstanding."

          2.4. Section 6.19.1 (LEVERAGE RATIO) is deleted in its entirety and the following is inserted in lieu thereof:

               "6.19.1. LEVERAGE RATIO. The Borrower will maintain, as at the last day of each fiscal quarter, a Leverage Ratio of not more than .45 to 1.0."

          2.5. Section 6.19.3 (FIXED CHARGE COVENANT RATIO) is deleted in its entirety and the following is inserted in lieu thereof:

               "6.19.3   FIXED CHARGE COVERAGE RATIO.  The Borrower will
          maintain, as at the last day of each fiscal quarter, a Fixed Charge Coverage Ratio of not less than 1.5 to 1.0."

          2.6. The following is appended to Section 6.19 (FINANCIAL COVENANTS) as Section 6.19.4:

               "6.19.4. CAPITAL EXPENDITURES. The Borrower will not, nor will it permit any Subsidiary to, expend or be committed to expend Capital Expenditures in the aggregate for the Borrower and its Subsidiaries exceeding in each fiscal year of the Borrower set forth below the amount set forth below opposite each such fiscal year:


           YEAR                   MAXIMUM AMOUNT
           -------------------------------------
           1996                   $100,000,000
           1997                   $125,000,000
           1998                   $115,000,000"


          2.5. The parenthetical phrase in the first sentence of Section 6.21 (SUBSIDIARIES) is deleted in its entirety and the following is inserted in lieu thereof:

          "(other than HTI Export Ltd. and Hutchinson Technology Asia, Inc.)"



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     3.   REPRESENTATIONS AND WARRANTIES.  The Borrower hereby confirms and reaffirms that the representations and warranties contained in Article V of the Agreement are true and correct in all material respects as of the Effective Date (as defined in Paragraph 4 of this Amendment) except for changes reflecting transactions permitted by the Agreement or otherwise previously consented to by the Lenders, PROVIDED that such representations and warranties shall be and hereby are amended as follows: each reference therein to "this Agreement," including, without limitation, such a reference included in the term "Loan Documents," shall be deemed to be a collective reference to the Agreement, this Amendment, and the Agreement as amended by this Amendment. A Default under and as defined in the Agreement as amended by this Amendment shall be deemed to have occurred if any representation or warranty made pursuant to the preceding sentence shall be materially false as of the date on which it was made.

     4. EFFECTIVE DATE. This Amendment shall become effective as of the date first written above (the "EFFECTIVE DATE") upon receipt by the Agent of counterparts of this Amendment duly executed by the Borrower and the Agent and Lender.

     5. RATIFICATION. Except as amended hereby, the Agreement shall remain in full force and effect and is hereby ratified, approved, and confirmed in all respects. Upon the effectiveness of this Amendment, all references in the Agreement to "this Agreement" (and all indirect references such as "hereby," "herein," "hereof" and "hereunder") shall be deemed to be references to the Agreement as amended by this Amendment.

     6. EXPENSES. The Borrower shall reimburse the Agent for any and all costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent in connection with the preparation, review, execution and delivery of this Amendment.

     7. ENTIRE AGREEMENT. This Amendment, the Agreement as amended by this Amendment, and the other Loan Documents embody the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings among the parties hereto relating to the subject matter hereof.

     8. COUNTERPARTS. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one Amendment, and any parties hereto may execute this Amendment by signing any such counterpart.

     9. GOVERNING LAW. This Amendment shall be construed in accordance with the internal laws (and not the law of conflicts) of the State of Illinois, but giving effect to federal laws applicable to a national banking association located in the State of Illinois.



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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

                                       HUTCHINSON TECHNOLOGY INCORPORATED


                                       By     /s/ John A. Ingleman
                                         ---------------------------------
                                       Name   John A. Ingleman
                                           -------------------------------
                                       Title  CFO
                                            ------------------------------


                                       THE FIRST NATIONAL BANK OF CHICAGO,
                                            INDIVIDUALLY AND AS AGENT


                                       By     /s/ J. Garland Smith
                                         ---------------------------------
                                                J. Garland Smith
                                                Managing Director